Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
DILLARD’S, INC.

Dillard’s, Inc, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

FIRST: The Certificate of Designations filed on March 7, 2002 (the “Series A Certificate of Designations”) and constituting part of the Company’s Restated Certificate of Incorporation, as amended (the “Delaware Charter”), authorizes the issuance of 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”).

SECOND: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designations.

THIRD: Pursuant to the authority granted to the board of directors (the “Board”) of the Company pursuant to the Delaware Charter and Section 151(g) of the DGCL, the Board adopted the following resolutions on July 18, 2025:

“RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and none shall be issued pursuant to the Series A Certificate of Designations; and, be it

RESOLVED FURTHER, that the Chairman of the Board, President and Secretary of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company and without further action from the Board, to prepare, execute and deliver to the Secretary of State of the State of Delaware a Certificate of Elimination of the Series A Preferred Stock, as required by the DGCL in order to effect the elimination from the Delaware Charter all matters set forth in the Series A Certificate of Designations with respect to the Series A Preferred Stock and file a Current Report on Form 8-K and any other regulatory filings that may be necessary, desirable or appropriate in connection therewith; and, be it

RESOLVED FURTHER, that the Chairman of the Board, President and Secretary of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company and without further action from the Board, to execute and deliver any and all certificates, agreements, and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions.”

FOURTH: In accordance with Section 151(g) of the DGCL, the Delaware Charter is hereby amended to eliminate all references to the Series A Preferred Stock, and the shares that were designated as Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer this 18th day of July, 2025.

By:	/s/ Alex Dillard
Name:	Alex Dillard
Title:	President